                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SOUTHWEST BANKS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[SOUTHWEST BANKS LETTERHEAD]


March 28, 1996



Dear Shareholder:

Enclosed are the materials relating to the Annual Meeting of Shareholders of Southwest Banks, Inc. This meeting will be held at 5:00 p.m. on MONDAY, APRIL 15, 1996 at The Naples Beach Hotel & Golf Club, 851 Gulfshore Boulevard North, Naples, Florida, in the Sunset Terrace Room.

The matters to be considered at the meeting are fully explained in the enclosed proxy material. WE URGE YOU TO READ THE MATERIAL, AND SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND OUR MEETING. If you attend the meeting, you may, if you wish withdraw your proxy and vote in person.

I am proud to report that 1995 was an exciting and rewarding year for your Company. We plan to review last year's highlights and discuss the strategic affiliation with F.N.B. Corporation at the shareholder meeting and hope you will be able to join us. Immediately following the business portion of the meeting is a cocktail reception. Please see the enclosed invitation for details. We look forward to seeing you there!

Very truly yours,

/s/ Gary L. Tice

                            SOUTHWEST BANKS, INC.
                          900 Goodlette Road, North
                           Naples, Florida  33940


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held April 15, 1996



         The Annual Meeting of Shareholders of Southwest Banks, Inc. will be held on Monday, April 15, 1996, at 5:00 P.M., at the Naples Beach Hotel & Golf Club, 851 Gulfshore Boulevard North, Naples, Florida 33940, for the following purposes:

         (1) To elect two directors to serve for a term of three years and until their successors are elected and qualified;

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 15, 1996 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                        By Order of the Board of Directors,




                                        Gary L. Tice
                                        Chairman of the Board, President
                                         and Chief Executive Officer

Naples, Florida
March 28, 1996



         PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                            SOUTHWEST BANKS, INC.
                          900 GOODLETTE ROAD, NORTH
                           NAPLES, FLORIDA  33940


                       ANNUAL MEETING OF SHAREHOLDERS
                               APRIL 15, 1996

                          -----------------------

                               PROXY STATEMENT


                          -----------------------



         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southwest Banks, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Monday, April 15, 1996, and any adjournment thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about March 28, 1996. The address of the principal executive offices of the Company is 900 Goodlette Road, North, Naples, Florida 33940.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR each of the matters set forth in the Notice accompanying this proxy statement. Abstentions and broker non-voters will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, on proposals other than the election of directors, an abstention or broker non-vote would have the effect of a vote against such proposal.

         The record of shareholders entitled to vote at the annual meeting was taken on March 15, 1996. On that date the Company had outstanding and entitled to vote 3,654,089 shares of Common Stock, par value $0.10 per share, with each share entitled to one vote.

                               AGENDA ITEM ONE
                            ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of eight members. The Company's Articles of Incorporation provide for a classified Board of Directors, whereby one-third of the members of the Company's Board of Directors, and any new Nominees, are elected each year at the Company's Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three- year term. The Company's By-Laws provide that the Board of Directors shall consist of not less than six nor more than eighteen members, the precise number to be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at eight, two of whom are presently standing for re-election to the Board. The Board of Directors recommends the election of the two nominees listed below.

         The following persons have been nominated by management for re-election to the Board of Directors to serve for a term of three years (expiring in 1999) and until their successors are elected and qualified: JAMES
S. LINDSAY, PETER MORTENSEN.

         In the event that any nominee withdraws or for any reason is not able to serve as director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at a meeting at which a quorum is present is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that they will not serve if elected.

     INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND
                             EXECUTIVE OFFICERS

         The following descriptions set forth, as of March 15, 1996, the names of the nominees, continuing directors and Named Executive Officers, and their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the Company; the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires.

                                         NOMINEES

                                     JAMES S. LINDSAY (47)  Mr. Lindsay has
                                     been a licensed real estate broker since
                                     1983 and the Managing Partner of Dor-J's
                                     Partnership, a private investment company,
        (PHOTO) since 1974. Mr. Lindsay has been a director of the Company since 1988, whose current term, if re-elected, will expire in 1999. He attended all of the Company Board and Compensation Committee meetings held in 1995.



                                     PETER MORTENSEN (60) Mr. Mortensen has
                                     served as the Chairman of the Board of
                                     First National Bank of Pennsylvania,
                                     Hermitage, Pennsylvania, since 1987 and
                                     was its President from 1972 to 1988. He has served as Chairman of the Board of F.N.B. Corporation ("F.N.B.") since 1987 and as the President since 1974. He
        (PHOTO) serves as Chairman of the Board of Regency Finance Company; as a director of Liberty Steel Products, Inc., Metropolitan Savings Bank of Youngstown, and Jamestown Paint & Varnish Co. Mr. Mortensen has been a director of the Company since 1988 whose current term, if re-elected, will expire in 1999. He attended five out of the six Company Board and all of the Compensation Committee meetings held in 1995.

                                         CONTINUING DIRECTORS

                                     DAVID W. GOMER (54)  Mr. Gomer is an
                                     Executive Vice President of the Company
                                     and has served as the President and CEO of Cape Coral National Bank since the bank's inception in December 1994. Previously, Mr. Gomer served as a Board member of Community National Bank and then its
        (PHOTO) successor, SouthTrust Bank, during 1985-93. Mr. Gomer also served as the President and CEO of Community National Bank and SouthTrust Bank from 1985 to 1991. Mr. Gomer has been a director of the Company since 1994 whose current term will expire in 1997. He attended all of the Company Board meetings held in 1995.


                                     EDWARD J. MACE (39) Mr. Mace has been a practicing Certified Public Accountant since 1979, owner of Edward J. Mace, C.P.A. since 1985, Vice President, Secretary/Treasurer and a director of Ribek Corporation since 1982, and
        (PHOTO) Secretary/Treasurer and a director of Comprehensive Care of Collier County, Inc. d/b/a Healthcare Personnel since 1986.
                                     Mr. Mace has been a director of the
                                     Company since 1988, whose current term
                                     will expire in 1998. He attended all of the Company Board and Compensation Committee meetings held in 1995.


                                     RICHARD C. MYERS (68)  Mr. Myers was the
                                     President and majority owner of Naples
                                     Dodge from 1971 until his retirement in
                                     1991 and has been a director of Naples
        (PHOTO) Dodge since 1971. Mr. Myers has been a director of the Company since 1988 whose current term will expire in 1997. He attended all of the Company Board and Compensation Committee meetings held in 1995.




                                     GARRETT S. RICHTER (45)  Mr. Richter is an
                                     Executive Vice President and the Corporate
                                     Secretary of the Company. He has served as the President and Chief Executive Officer of First National Bank of Naples
        (PHOTO) ("First National Bank") since 1994 and served as Executive Vice President of First National Bank from 1988-1994. Mr. Richter was appointed to the Board in August, 1994 and his current term will expire in 1998. He attended five out of the six Company Board meetings held in 1995.



                                     GARY L. TICE (48)  Mr. Tice has served as
                                     Chairman of the Board, President and Chief
                                     Executive Officer of the Company and
        (PHOTO) Chairman of the Board of First National Bank of Naples since 1988. He was previously Chief Executive Officer and President of First National Bank of Naples from 1988-1994. Mr. Tice has been a director of the Company since 1988, whose current term will expire in 1998. He attended all of the Company Board meetings held in 1995.

                                     LARRY A. WYNN (48)  Mr. Wynn has been the
                                     Managing Director of Wynn Properties since
                                     1984, the Vice President and part owner of Sunshine Hardware, Inc. and Wynn's Family Market since 1969, owner of L.A.W.
         (PHOTO) Enterprises, a warehouse rental company, since 1982, and has been a partner with Pine Ridge Storage since 1974. Mr. Wynn has been a director of the Company since 1988 whose current term will expire in 1997. He attended all of the Company Board and Compensation Committee meetings held in 1995.



                                         EXECUTIVE OFFICERS

                                     LEWIS S. ALBERT (43)  Mr. Albert has
                                     served as Senior Vice President and Chief
                                     Financial Officer of the Company since
                                     November 1993.  From 1991 to November
        (PHOTO) 1993, Mr. Albert served as Chairman and President of Trebla Sales, Inc. of Ft. Lauderdale, Florida, a capital equipment distribution company. From 1987 to 1991, Mr. Albert was a partner with Deloitte & Touche, Certified Public Accountants.

                                     C.C. COGHILL (52) Mr. Coghill has served as Senior Vice President of the Company since November 1995 and the Executive Vice President of First National Bank of Naples since 1994. He served as Vice President
        (PHOTO)                      of the Company from 1990 to 1995.
                                     Previously, Mr. Coghill was a Senior Vice
                                     President of First National Bank of Naples from 1990-1994. Mr. Coghill has served as a director of First National Bank of Naples since 1990.




                                     SIDNEY T. JACKSON (53)  Mr. Jackson has
                                     served as Senior Vice President since
        (PHOTO) October 1994 and Vice President of the Company since March 1994. Previously, Mr. Jackson served as Executive Vice President and Chief Administrative Officer of Sunbank/Naples, N.A. from 1986-1994.




                                     GARRETT S. RICHTER  Mr. Richter is
                                     described above.



                                     DAVID H. SCHAEFFER (50) Mr. Schaeffer has been a Senior Vice President of the Company since November 1995 and a Senior Vice President of First National Bank of Naples since 1991. Mr. Schaeffer has
        (PHOTO) served as a director of First National Bank of Naples since 1993. Prior to joining First National Bank, Mr. Schaeffer was City Executive of Citizens and Southern Bank prior to its succession by NationsBank in 1991.



                                     GARY L. TICE  Mr. Tice is described
                                     above.

         The following table sets forth certain information as of March 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director and director nominee of the Company, (ii) each of the executive officers named in the Summary Compensation table on Page 8, and (iii) all directors and executive officers as a group.

                       SECURITY OWNERSHIP OF MANAGEMENT

                                                  Shares of Common Stock                              Percent
               Name                                Beneficially Owned+                                of Class
               ----                                -------------------                                --------
Lewis S. Albert                                          3,121      (1)                                 *
C.C. Coghill                                            41,950      (2)                                 1.1%
David W. Gomer                                          21,848      (3)                                 *
Sidney T. Jackson                                        3,620      (4)                                 *
James S. Lindsay                                       109,932      (5)                                 3.0%
Edward J. Mace                                          86,382      (6)                                 2.4%
Peter Mortensen                                        197,517      (7)                                 5.4%
Richard C. Myers                                        81,712      (8)                                 2.2%
Garrett S. Richter                                      37,283      (9)                                 1.0%
David H. Schaeffer                                      44,092      (10)                                1.2%
Gary L. Tice                                            70,636      (11)                                1.9%
Larry A. Wynn                                           68,444      (12)                                1.9%

Executive Officers and Directors as a Group            765,517      (13)                               20.9%
(12 persons)

*  Does not exceed 1.0% of the Company's voting securities.
+ Unless otherwise indicated, each person has sole voting and investment power as to all such shares.


(1) Includes 3,121 shares subject to presently exercisable incentive stock options.

(2) Includes 18,972 shares subject to presently exercisable incentive stock options. Mr. Coghill owns 22,978 shares individually.

(3) Includes 6,242 shares subject to presently exercisable incentive stock options. Mr. Gomer owns 15,606 shares individually.

(4) Includes 2,580 shares subject to presently exercisable incentive stock options. Mr. Jackson owns 1,040 shares individually.

(5) Includes warrants to purchase 11,143 shares, 7,427 shares owned individually by Mr. Lindsay, 15,895 shares held in individual retirement accounts, 7,863 shares held by Mr. Lindsay as custodian for his three children and 67,604 shares owned by Dor-J's Partnership, a private investment company of which Mr. Lindsay is the managing partner. Mr. Lindsay disclaims beneficial ownership of 5,836 shares held by his wife, which are not included in the amount shown.

(6) Includes warrants to purchase 1,592 shares, 260 shares owned jointly by Mr. Mace and his mother, 8,843 shares owned individually by Mr. Mace, 312 shares held as custodian for three minor children (104 each), 5,148 shares owned by The Beckler Children Trusts, of which Mr. Mace is trustee, 46,818 shares owned by Ribek Corporation, of which Mr. Mace is an officer and beneficial owner, and 23,409 shares held by the Ribek Corporation Defined Contribution Pension Trust.

(7) Includes warrants to purchase 1,857 shares and 13,223 shares owned individually by Mr. Mortensen. Also includes 172,621 shares owned by F.N.B. Corporation ("F.N.B."), a bank holding company of which Mr. Mortensen is Chairman of the Board, and currently exercisable warrants to purchase 9,816 shares held by F.N.B. Mr. Mortensen disclaims beneficial ownership of the shares held by F.N.B., and 212 shares (which are not included in the amount shown) held by his wife.

(8) Includes warrants to purchase 11,673 shares and 70,039 shares owned jointly by Mr. Myers and his wife.

(9) Includes 31,567 shares subject to presently exercisable incentive stock options. Mr. Richter owns 5,541 shares individually, 106 shares owned jointly with his wife, and 69 shares are held by his wife as custodian for their three children (23 shares each).

(10) Includes 11,548 shares subject to presently exercisable incentive stock options. Mr. Schaeffer owns 15,196 shares jointly with his wife and 17,358 shares individually.

(11) Includes 46,602 shares subject to presently exercisable incentive stock options. Mr. Tice owns 17,366 shares individually, 4,456 shares held jointly with his mother, 520 shares are held by his wife and 1,692 shares are held jointly with his two children (846 shares each).

(12) Includes warrants to purchase 11,673 shares, 15,918 shares owned individually by Mr. Wynn, 38,733 shares owned by Wynn Partnership, a family partnership of which Mr. Wynn is trustee, and 2,120 shares held as custodian for his two minor children (1,060 shares each).

(13) Includes warrants to purchase an aggregate of 49,346 shares held by certain directors and 120,632 shares subject to presently exercisable stock options (or options exercisable in the next 60 days) held by certain officers.



        COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

        Pursuant to Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's stock. Based solely on the review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1995, all directors and executive officers of the Company complied with all filing requirements under Section 16 of the Securities Exchange Act.

        The following table sets forth certain information as of March 15, 1996, with respect to the beneficial ownership of the Company's Common Stock by each person outside of Management known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock.


                            SECURITY OWNERSHIP OF
                          CERTAIN BENEFICIAL OWNERS

         Name and Address of                        Amount and Nature                Percent
          Beneficial Owner                       of Beneficial Ownership             of Class
          ----------------                       -----------------------             --------
        F.N.B. Corporation                         1,009,710 (1)(2)                   27.63%
        One Hermitage Square
        Hermitage, Pennsylvania 16148


        (1)This total reflects Mr. Mortensen's warrants to acquire 1,857 shares at an exercise price of $5.64 per share, 172,621 shares owned by F.N.B., F.N.B.'s warrants to acquire 9,816 shares at an exercise price of $5.64, 98,253 shares owned by directors and executive officers of F.N.B., and the option granted to F.N.B. by the Company to purchase 727,163 shares at $15 per share, which become exercisable upon the occurrence of certain events, as defined (see "Other Matters").

        (2)Based upon a statement on Schedule 13D dated February 9, 1996, filed by F.N.B. Corporation ("F.N.B."), F.N.B. disclaims beneficial ownership of 827,273 of these shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.




                MEETINGS & COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company held 4 regular meetings and 2 special meetings during the year ended December 31, 1995. Each director attended at least five of the six meetings held by the Board and all of the Committee meetings on which the director served. During fiscal year 1995, the Company had no committees except for the Compensation Committee. The functions of audit, nominating or other standing committees performing similar functions were reserved to the entire Board of Directors.

        The Compensation Committee, currently consisting of all five of the Company's directors who are not officers of the Company or of a subsidiary, provides overall guidance to officer compensation programs, including salaries and other forms of compensation. The Committee reviews and approves officer salaries, including salary grades and ranges, salary surveys and promotions. During 1995, the Committee was made up of Messrs. Lindsay, Mace, Mortensen, Myers and Wynn and held two meetings.

                           COMPENSATION OF DIRECTORS

        During fiscal 1995, directors of the Company received $1,000 per regular and special meeting for their services as a director. Directors of the Company, who are also officers, are required to defer all directors' fees pursuant to a deferred compensation plan whereby all fees are deferred until retirement or termination of employment. Directors serving on the Company's Compensation Committee received $200 per meeting and met twice in 1995. Each of the directors of the Company is also a director of First National Bank of Naples whose board met twelve times in 1995. Directors of First National Bank of Naples received $650.00 for each Board meeting attended and $200 for meetings of each Committee on which they serve.

                             EXECUTIVE COMPENSATION

        The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company and/or the Bank (determined as of the end of the last fiscal year) (hereinafter referred to as the "Named Executive Officers") whose 1995 salary and bonus exceeded $100,000, for the fiscal years ended December 31, 1995, 1994 and 1993:

                                                SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                            ANNUAL COMPENSATION                          COMPENSATION
                                   --------------------------------------             -------------------
                                                                                            AWARDS
                                                                                            ------
                                                                    Other Annual (a)      Securities         All Other (b)
                                             Salary       Bonus     Compensation       Underlying Options    Compensation
                                 Year         ($)          ($)            ($)                 (#)                ($)
                                 ----       -------       ------    ----------------  -------------------    -------------

 GARY L. TICE                    1995       166,972       55,125         34,421               - 0 -             24,198
 Chairman, President & CEO       1994       157,508       47,252         34,758               - 0 -             23,097
 of the Company; Chairman of     1993       157,508       48,101         22,883              40,000             23,430
 First National Bank of Naples



 GARRETT S. RICHTER              1995       111,332       31,500         29,129               - 0 -             14,659
 VP, Secretary & Director of     1994       105,014       21,003         21,853               - 0 -             12,188
 the Company; President and      1993       105,014       21,880         16,712              26,000             10,700
 CEO of First National Bank


 C.C. COGHILL                    1995       100,932       23,800         21,078               - 0 -             14,042
 VP of Company; EVP & Sr.        1994        95,212       19,042         21,183               - 0 -             10,616
 Lending Officer of First        1993        95,212       18,598         17,093              20,000             10,052
 National Bank


 DAVID H. SCHAEFFER              1995        89,024       21,000         18,962               - 0 -             11,185
 Sr. VP of Corp. Lending &       1994        83,980       16,796         24,496               - 0 -              9,644
 Exec. Banking of First          1993        83,980       17,164         11,696              20,000              8,860
 National Bank



(a) The column entitled "Other Annual Compensation" is an aggregate of automobile allowances, club membership fees and directors' fees. Directors' fees are deferred until retirement or termination of employment. Mr. Tice's auto allowance and directors' fees for fiscal years 1993 and 1994 were $13,668 and $7,400; and $13,668 and $10,400, respectively. In 1995, Mr. Tice's auto allowance and directors' fees were $14,892 and $13,800, respectively. These totals for Mr. Richter's auto allowance and directors fees during fiscal years 1993, 1994 and 1995 were $9,616 and $5,400; $10,056 and $9,100; $10,056 and $12,800,
        respectively. These totals for Mr. Coghill during fiscal years 1993, 1994 and 1995 were: $9,000 and $4,950; $9,780 and $7,800; $9,780 and
        7,800, respectively. These totals for Mr. Schaeffer during fiscal years 1993, 1994 and 1995 were $9,000 and $0; $9,000 and $7,800; $9,402 and 7,800, respectively.

(b) The column entitled "All Other Compensation" is an aggregate of Company 401(k) contributions and certain insurance premiums paid by the Company on behalf of the Named Executive Officer. These contribution and premium payments, made during the last completed fiscal year, 1995, are as follows: Mr. Tice $12,960 and $1,740, respectively; Mr. Richter $12,855 and $1,804, respectively; Mr. Coghill $11,271 and $2,771, respectively; and Mr. Schaeffer $9,902 and $1,283, respectively. The amounts shown for Mr. Tice also reflect a present valued deferred compensation package, which he would receive upon termination, disability or death. The amount of such deferred compensation for 1995 was $9,498.

                                 STOCK OPTIONS

        While there were no options granted to or exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1995, the following table provides certain information with respect to the number of shares and value of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1995.


                         FISCAL YEAR-END OPTION VALUES
- --------------------------------------------------------------------------------

                            Number of Securities Underlying               Value of Unexercised
                                Unexercised Options at                   In-the-Money Options at
                                  Fiscal Year End (#)                     Fiscal Year End ($) (1)
                        --------------------------------------     ------------------------------------

                           Exercisable       Unexercisable            Exercisable       Unexercisable
                           -----------       -------------            -----------       -------------


Gary L. Tice                  46,602             48,074                 332,342            279,056

Garrett S. Richter            31,567             31,563                 226,362            185,177

C.C. Coghill                  18,477             23,055                 127,751            130,841

David H. Schaeffer            11,548             19,872                  61,681             98,220


(1) The values for "in-the-money" options represent the positive spread between the exercise price of any such existing stock options and the year-end market price of the Common Stock ($14.00 per share).

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, as the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Shareholder Return Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

       TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR PERIOD ENDING
                              DECEMBER 31, 1995 (1)

        The following graph compares the yearly percentage change in the Company's cumulative total shareholders' return on the Company's Common Stock with (i) the NASDAQ stock index, and (ii) the Carson Medlin Company's Independent Bank Index ("IBI"). The IBI is a compilation of the total return to shareholders over the past five years of a group of eighteen independent community banks located in the southeastern states of Florida, Georgia, North Carolina, Tennessee, and Virginia.




                                   [GRAPH]







                                   1990  1991  1992  1993  1994  1995
                                   ----  ----  ----  ----  ----  ----
 Southwest Banks, Inc.             100   123   123   157   196   237
 Independent Bank Index            100   111   152   188   225   299
 NASDAQ Index                      100   161   187   215   210   296





 ----------------------------------
     1 Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of the Company provides overall guidance to the Company's executive compensation programs. During 1995 the Committee was composed of all five of the outside directors. The Committee met once to review the Company's compensation programs, including executive salary administration and incentive compensation plans. Mr. Tice makes recommendations to the Committee regarding the compensation of the other executive officers. The Committee makes recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer. The Chief Executive Officer does not participate in those discussions or in the making of such recommendations by the Compensation Committee. The Board of Directors must approve all compensation actions regarding the Chief Executive Officer.

                    GENERAL EXECUTIVE COMPENSATION POLICIES

        The Company's executive compensation policies have two primary goals:
(1) to attract and retain the highest quality executive officers, and (2) to reward those officers for superior corporate performance measured by the Company's strategic results and achievements.

        The Company pays its executive officers three principal types of compensation: base salary, annual incentive compensation, and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Company's employee benefit plans designed to provide retirement savings.

        1.       Base Salary.

                 The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Company. To determine the necessary amounts of base salary to attract and retain top quality management, the Committee extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor institutions include all similarly sized institutions listed in the Sheshunoff Bank Executive and Director Compensation Survey (the "Survey"). The Survey divides the executive compensations for each position into four equal portions, or "quartiles". The first quartile contains the highest bracket of compensation, while the fourth quartile contains the lowest. The second and third quartiles are divided by the mean salary of all of the comparable competitor institutions. The amounts of base salaries paid during 1995 to the Named Executive Officers, as compared to the aforementioned similar sized institutions' quartiles, are as follows: Mr. Tice's salary is in the second quartile; Mr. Richter's salary is in the fourth quartile; Mr. Coghill's salary is in the third quartile; and Mr. Schaeffer's salary is in the second quartile. However, when levels of experience and scope of responsibility are considered, it is the Board of Directors' opinion that such base salaries are justified.

        2.       Annual Incentive Compensation.

                 The Company provides performance-related compensation to its executive officers on an annual basis under its annual bonus plan. Under this plan, the Company establishes for each year an incentive compensation fund, the size of which depends upon the Company achieving certain objective strategic and financial goals that are established by the Board of Directors each year. The fund is then allocated by the Committee among the executive officer participants based on an assessment of each participant's individual performance for the year. The Committee may in its discretion make no awards under the annual bonus plan for a given year.

                 An individual executive officer's award, pursuant to the annual bonus plan with respect to a fiscal year, is based on the Company's performance and the attainment of specific financial performance goals detailed within the employment agreements executed between the Named Executive Officers and the Company's Board of Directors (see "Employment and Retention Agreements" below). When the financial performance goals are attained, the employment agreements specify the following bonus plan award percentages of their respective annual salaries: Mr. Tice: 35%; Mr. Richter: 30%;
                 Mr. Coghill: 25%; and Mr. Schaeffer: 25%.

        3.       Long-term Incentive Compensation.

                 The Compensation Committee and the entire Board of Directors believes that stock ownership is the best way to align the interests of the executive officers with those of the Company's shareholders. To that end, the Committee may award executive officers with incentive stock options under the Company's 1988 Incentive Stock Option Plan. The Plan, which has been previously approved by the shareholders, establishes the number of shares available for award. The determinations of incentive stock option awards are made by the Committee, as follows: The Chief Executive Officer will assess the other executive officers' performances in relation to the Company's financial and strategic goals for the year, including the results of the business units for which the executive officer has responsibility, and may also take into account the executive officer's contributions toward achievement of corporate strategic goals during the year and over time.
                 While Mr. Tice makes recommendations to the Committee regarding the executive officers' contributions, the relative weights of these criteria are determined by the Committee in its discretion. A similar assessment is made of the Chief Executive Officer by the Compensation Committee and subsequently by the entire Board of Directors. Awards are made to non-executive officers upon the recommendation of executive management, including Mr. Tice, to the Committee. The Board of Directors acts on the recommendations of the Compensation Committee regarding proposed awards under the Plan.

                 Awards are intended to serve as compensation over a period of several years, and are therefore not required to be made every year. Also, in order to provide additional incentives for a participant to remain in service with the Company, an award vests in the participant in ten equal annual installments beginning on the day of the award. In 1995, there were no awards made to Named Executive Officers.

                       1995 COMPENSATION FOR MR. TICE

        The general policy described above for the compensation of executive officers also applies to the compensation recommendations made by the Compensation Committee and approved by the Board of Directors (other than Messrs. Gomer, Richter and Tice) with respect to the 1995 compensation of Mr. Tice as the Company's Chief Executive Officer.

        Based on the Committee's review of financial targets attained and the base salary levels of chief executive officers at the comparable competitor financial institutions referred to above, Mr. Tice's annualized base salary for 1995 was $166,972. The Company's financial results in 1995, in light of the Board of Directors' directive that the Company increase market share and focus on quality asset growth, and based on the financial targets explained within Mr. Tice's employment agreement (see Employment and Retention Agreements section below), accounts for a portion of Mr. Tice's annualized bonus plan award. The Committee also takes into account the Company's growth and the competitive environment faced by Mr. Tice's management team and staff. The Company's asset size grew by 46% to $386.5 million by December 31, 1995. The Company pays annualized bonus plan awards during the first quarter of the year subsequent to the year earned. In 1995, Mr. Tice was paid an annualized bonus plan award of $55,125, or 35% of his 1994 base salary, in recognition of the Company's performance in 1994.

        The Compensation Committee believes that the mix of conservative market based salaries, variable cash incentives for both long-term and short-term performance and a potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Compensation Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating the business and appropriate awards based on shareholder value.

        Submitted by the Compensation Committee of the Company's Board of Directors.


      James S. Lindsay                          Richard C. Myers
      Edward J. Mace                            Larry A. Wynn
      Peter Mortensen

                      EMPLOYMENT AND RETENTION AGREEMENTS

        The Compensation Committee, in order to retain incumbent management, authorized the execution of employment agreements with Messrs. Richter, Coghill and Schaeffer, effective July 20, 1994 for a period of three years. The Compensation Committee also authorized a similar agreement with Mr. Tice effective June 19, 1994 (all 4 of the employment agreements are defined as the "Agreements") for a period of five years. All of the Agreements allow for automatic extensions unless terminated earlier by the Named Executive Officer or the Board of Directors. These Agreements were all approved by the Board of Directors.

        All of the Agreements set out in detail the means of determining each Named Executive Officer's base salary and annual bonus plan award and the manner in which increases are tied to certain target levels with respect to specific qualitative and quantitative performance related factors. The Agreements stipulate that the Named Executive Officers' annual base salaries increase depending on the profitability of the Company's lead bank, First National Bank of Naples. In the case of Mr. Tice, the Committee will analyze the profitability of the Company or the lead Bank. If First National Bank reaches the indicated minimum financial requirements, then the Named Executive Officer receives the corresponding increase. In 1995, the minimum financial requirements were met and the Named Executive Officer's were compensated in accordance with their respective Agreements, as outlined in the above Summary Compensation Table.

        The Agreements set out the details of the right of termination by both the Named Executive Officer and the Board of Directors, for cause and without cause. In those cases where termination is without cause or due to a change in control of the Company, the Named Executive Officer is entitled to severance payments which shall be paid in 24 equal monthly installments equal to a percentage of the Named Executive Officer's compensation, including bonus, received by the Named Executive Officer in the one-year period immediately preceding the change in control or termination. In the cases of Messrs. Richter, Coghill, and Schaeffer the percentage is 200%; in Mr. Tice's case it is 250%. The Agreements require the non-competition and non-solicitation by the Named Executive Officers for a period of two years after their termination date. This provision prohibits the Named Executive Officer from preforming banking services or engaging in the business of banking in any capacity, directly or indirectly, within the Company's Primary Service Area without the prior written consent of the Company; and prohibits the Named Executive Officer from employing or attempting to employ any present employee of the Company, or any of its subsidiaries, for the purpose of preforming any banking services.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of the non-employee directors of the Company served as members of the Company's Compensation Committee during 1995. The Compensation Committee does not include any former or present officers or employees of the Company, nor are there any interlocks as defined and referred to in 17 CFR 229.402(j).


                            CERTAIN TRANSACTIONS

        The Company is leasing a bank facility from the Castle Partnership ("Castle"), a Florida general partnership of which 25.4% is directly or indirectly controlled by Edward J. Mace, one of the Company's directors. The term of the lease is 10 years, expiring in 1998, with renewal options for six additional five-year terms, and calls for an initial annual base rent of $152,640 for the first three years, to be adjusted annually thereafter based upon the Consumer Price Index. The Company paid aggregate rents of $186,414 during fiscal 1995 under this lease.

        The Company entered into a land lease with Commons II Land Partnership ("Commons II"), a Florida general partnership, in 1993, that runs commensurate with the Castle agreement, for real property located adjacent to the bank facility upon which stands an additional drive-through at 900 Goodlette Road North. Mr. Mace directly or indirectly controls 23.5% of Commons II. The Company paid aggregate rents of $7,496 during fiscal year 1995 under this lease. In 1994, the Company purchased, for $1,950,000 based on independent appraisal, the office building at 840 Goodlette Road North, Naples, Florida 33940 ("840"), an office building adjacent to the bank facility. Simultaneously, the Company entered into a land lease with Commons II for the property upon which 840 stands. The rent payments during fiscal 1995 under this lease totaled $59,413.

        The Bank has a correspondent relationship with the First National Bank of Pennsylvania, Hermitage, Pennsylvania (the "Pennsylvania Bank"), whereby the Bank solicits the sale and purchase of loan participations. Peter Mortensen, a director of the Company, is Chairman of the Board of Pennsylvania Bank. Mr. Mortensen is also Chairman of the Board and President and a minority shareholder of F.N.B. Corporation ("F.N.B."), the holding company parent of Pennsylvania Bank. F.N.B. owns 172,621 shares of Common Stock of the Company and currently exercisable warrants to purchase 9,816 shares. In addition, the Company has granted F.N.B. an option to purchase 727,163 shares of the Company's Common Stock for $15 per share, which becomes exercisable upon the occurrence of certain events, as defined (see "Other Matters"). During fiscal 1995, the Bank did not sell any participations to Pennsylvania Bank but purchased participations totalling $2,000,000 from Pennsylvania Bank. At December 31, 1995, $14,391,377 and $1,927,467 in principal balances, respectively, were outstanding. No fees were paid or received by the Bank in connection with such participations. All purchases and sales of loan participations were at the market value of the loans at the date of sale.

        In 1995, the Company and/or its subsidiaries, purchased $103,593 in services, supplies and promotional items from Wynn's Family Market (the "Market"), of which Larry A. Wynn, a Company director, is a part owner who directly or indirectly controls 20.0% of the Market.

        The Board of Directors of the Company believes that the above described transactions were made on terms as favorable as the Company and the Bank could have obtained in comparable transactions with unaffiliated third parties. Except as described herein, there are no other currently proposed transactions with officers, directors or owners of 5% or more of the outstanding Common Stock of the Company. Any future transactions with such persons will be made on terms no less favorable to the Company and the Bank than could be obtained from unaffiliated third parties.

        During fiscal 1995, the Bank had outstanding loans to certain of the Company's directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.

                       INDEPENDENT PUBLIC ACCOUNTANTS

        Hill, Barth & King, Inc. ("HBK") served as independent auditors of the Company for the fiscal year ended December 31, 1995. The Board of Directors has not yet selected independent auditors for the fiscal year ending December 31, 1996. Representatives of HBK are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                             REPORT ON FORM 10-K

        The Company's Annual Report for fiscal year ended December 31, 1995, on Form 10-K as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Secretary of the Company, Garrett S. Richter, at the offices of the Company, 900 Goodlette Road North, Naples, Florida 33940. Copies of exhibits and basic documents filed with that report or references therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.

                            SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be presented at the Company's 1997 Annual Meeting must be received at the Company's principal executive offices by November 30, 1996 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                OTHER MATTERS

        On February 2, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with F.N.B. Corporation, which provides for the merger of a wholly-owned subsidiary of F.N.B. into the Company. If the Merger is consummated, the Company will become a wholly-owned subsidiary of F.N.B. Upon effectiveness of the Merger, the Company's shareholders will become entitled to receive .78 shares of F.N.B. Common Stock in exchange for each share of Common Stock of the Company then held by them. In connection with this Merger Agreement, the Company has granted F.N.B. an option to purchase 727,163 shares of the Company's Common Stock for $15 per share, which becomes exercisable upon the occurrence of certain events, as defined.

        The Merger Agreement and the transactions contemplated in that agreement are subject to the approval of a majority of the outstanding shares of the Company, excluding those shares held by F.N.B., entitled to vote at a special meeting of shareholders, to be in June 1996, as well as the receipt of certain regulatory consents.

        The proposed merger is expected to be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code and shall be treated as a pooling-of-interests for accounting purposes. At December 31, 1995, F.N.B. had total assets of approximately $1.7 billion.

        With regard to this pending merger transaction, Messrs. Tice, Richter, Coghill and Schaeffer all waived their rights to the severance payments provided for in the Agreements, as outlined above under "Employment and Retention Agreements".

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.




                                       By Order of the Board of Directors,



                                       Gary L. Tice
                                       Chairman of the Board, President
                                        and Chief Executive Officer


Naples, Florida
March 28, 1996

                                                                     EXHIBIT A


                             SOUTHWEST BANKS, INC.
                           900 Goodlette Road, North
                             Naples, Florida  33940

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT
                   THE 1996 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned hereby appoints Lewis S. Albert and C.C. Coghill, and each of them, attorneys and proxies with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of Shareholders of Southwest Banks, Inc. to be held on Monday, April 15, 1996 at 5:00 p.m. at the Naples Beach Hotel & Golf Club, 851 Gulfshore Boulevard North, Naples, Florida 33940, and at any adjournment thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

(1) To elect two directors to serve for a term of three years and until their successors are elected and qualified:

        JAMES S. LINDSAY                          PETER MORTENSEN

      [ ] FOR all nominees listed above     [ ]     WITHHOLD AUTHORITY to vote
          (except as indicated to the               for all nominees
          contrary below)


      To withhold authority for any nominee, write the nominee's name on the line below:

- --------------------------------------------------------------------------------

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


                          (CONTINUED FROM OTHER SIDE)

(2) To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH

PROXIES WILL BE VOTED FOR ALL NOMINEES REFERRED TO IN PARAGRAPH (1).

         The undersigned revokes any prior proxies to vote the shares covered by this proxy:


                                              -------------------------------
                                                         Signature

                                              -------------------------------
                                                         Signature
                                         Date:
                                                  -------------------, 1996
                                        (When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give title as such.  If
                                        stockholder is a corporation,
                                        corporate name should be signed by
                                        an authorized officer.  For joint
                                        accounts, each joint owner should
                                        sign.)


PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES